                                                                     EXHIBIT 6.5

                        AGREEMENT OF PURCHASE AND-SALE
                        ------------------------------

     THIS AGREEMENT OF PURCHASE AND SALE ("Agreement") is made this ______ day of _________________, 1997, by and among:

     SELLER:        H.G.G.S. Associates, a Florida partnership
                    2555 P.G.A. Boulevard
                    Palm Beach Gardens, Florida 33410

     PURCHASER:     Meadows Preservation, Inc.
                    2555 PGA Boulevard, Lot #209*
                    Palm Beach Gardens, Florida 33410

                              *or other lot number as designated
                               by Association

     ESCROW AGENT:  Sonya Daws, Esq.
                    Skelding, Labasky, et al., P.A.
                    P.O. Box 669
                    Tallahassee, Florida 32302

     In consideration of the mutual covenants and promises contained herein, Seller and Purchaser agree as follows:

     1.  Purchase and Sale.  Subject to the terms and conditions of this
         -----------------
Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, the following described property (herein collectively called the "Property"):

          A.   Real Property.  That certain tract of Real Property (the "Real
               -------------
Property") located at the northwest corner of PGA Boulevard and Prosperity Farms Road in Palm Beach County, Florida, consisting of 55 acres zoned RMH in the City of Palm Beach Gardens, operating as the Meadows Mobile Home Park Development, being more particularly described on Exhibit "A", attached hereto and
                                     -----------
incorporated herein by reference, together with all improvements, including, but not limited to, 381 zoned, licensed, permitted mobile home rental spaces, all of which are developed with full utility services and fully rentable.

          B.   Easements.  All easements, if any, benefitting the Real Property.
               ---------
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Meadows Mobile Home Park

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          C.   Rights and Appurtenances. All rights and appurtenances pertaining
               ------------------------
to the foregoing, if any, including any right, title and interest of Seller, if any, in and to adjacent streets, alleys or rights of way.

          D.   Improvements. All improvements (the "Improvements") in and on the
               ------------
Real Property.

          E.   Tangible Personal Property.  All of Seller's right, title and
               --------------------------
interest in all appliances, fixtures, equipment, vehicles, inventory from sales operations, machinery, furniture, carpet, drapes and other personal property, if any, located on or about the Real Property and the Improvements or used in the operation and maintenance thereof (the "Tangible Personal Property"). A schedule of the Tangible Personal Property proposed by Seller is set forth in Exhibit "C"
                                                                     -----------
attached hereto and made a part hereof. Purchaser shall accept or reject said schedule during the Inspection Period (hereinafter defined). Seller currently owns five (5) mobile homes which are excluded from this transaction; Seller shall continue to pay rent after Closing on the five (5) spaces occupied by Seller's mobile homes.

          F.   Intangible Property. All of Seller's right, title and interest in
               -------------------
the following intangible property (the "Intangible Property"): business telephone numbers, the Park name, "The Meadows Mobile Home Park Development," logos and similar items, leases, rental agreements, prepaid rents and maintenance fees, marketing information, deposits, contract rights, permits and licenses, pertaining to the Real Property, the Improvements, or the Tangible Personal Property or the use thereof.

     2.  Purchase Price.  Seller agrees to sell and convey, and Purchaser agrees
         --------------
to purchase the Property for a total consideration of TWELVE MILLION DOLLARS ($12,000,000.00) payable as follows:

          A.   Earnest Money.  The Purchaser agrees to deposit with Escrow Agent
               -------------
(hereinafter defined), within three (3) business days after the Effective Date, (hereinafter defined) the sum of THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000.00) in cash ("Earnest Money"). The Earnest Money shall be held in an interest bearing account by Sonya Daws, Esq., Skelding, Labasky, et al., P.A. ("Escrow Agent") in a fully insured financial institution, with interest to accrue to Seller in the event of Purchaser's default. If the sale of the Property is consummated pursuant to the terms of this Agreement, the accrued interest on the Earnest Money shall belong to the Purchaser. If Purchaser terminates this Agreement in accordance with any right to terminate that Purchaser is granted by the terms of this Agreement, the Earnest Money and accrued interest thereon shall be immediately returned to Purchaser, and no party hereto shall have any further obligations under this Agreement.

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          B.   Balance of Purchase Price. The balance of the Purchase Price,
               -------------------------
subject to the provisions and adjustments permitted or required by this Agreement against the cash portion of the Purchase Price, shall be paid as follows:

     (1) The sum of Two Hundred Thousand Dollars ($200,000.00) by confirmed wire transfer at Closing from the Escrow Agent. The balance of the Earnest Money shall be returned to Purchaser at Closing.

     (2) Execution and delivery of a non-recourse promissory note in an amount equal to the balance of the Purchase Price after all adjustments and prorations (the "Note"), secured by an irrevocable standby letter of credit due and payable on January 6, 1998 (the "Letter of Credit") to be issued by Capital City Bank, Tallahassee, Florida (the "Bank") upon receipt of a confirmed wire transfer of said funds from Purchaser. All interest or earnings of any nature on the funds deposited with the Bank shall accrue solely to the benefit of Seller, and shall be paid to Seller with the proceeds of the Letter of Credit on January 6, 1998. Purchaser shall pay all costs and fees charged by the Bank for its services, which shall not exceed $2,500. Any Bank costs and fees in excess of $2,500 shall be paid by Seller. The sole security and the sole source of payment for the Note shall be the Letter of Credit, or the proceeds thereof, and Seller shall not look to Purchaser, the Property or any other source for payment. Purchaser shall have fully performed its obligations under this Agreement, and shall have no liability to the Bank or to Seller under the Note, the Letter of Credit, and any agreement and/or instruments relating thereto, once the funds securing the Letter of Credit have been deposited with the Bank. Seller shall execute such waivers as may be required by the title insurer of all legal and/or equitable claims to the Property for repayment of the Note, including, without limitation, any claim of a vendor's lien. The Note shall be non-interest bearing and shall mature and become due and payable on January 6, 1998. The Note shall be paid solely by the execution and delivery to Seller of the Letter of Credit or delivery of the proceeds thereof, on January 6, 1998, by Bank; and upon such delivery, the Note shall be deemed paid in full, satisfied, canceled and returned to Purchaser. Seller agrees that Purchaser shall have no liability to Seller in the event the Bank defaults under the Letter of Credit. Seller shall further execute such waivers, estoppels or other instruments as Purchaser's lender may require.

          The Earnest Money and all interest thereon, all adjustments, prorations and other credits, if any, shall be credited against the cash portion of the Purchase Price at Closing with the remaining Earnest Money being returned to Purchaser at Closing.

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     3.  Closing.
         -------

          A.   Date and Time of Closing.  The closing, payment of the purchase
               ------------------------
price and conveyance of title (the "Closing") shall be held five (5) calendar days after the expiration of the Inspection Period (hereinafter defined) at a place to be mutually agreed upon (the "Closing" or "Closing Date"), unless the parties mutually agree upon another time or date.

          B. At or prior to the Closing, Purchaser shall deliver the following:

               (1) The Purchase Price by confirmed wire transfer as set forth in Paragraph 2(B), less Purchaser's Earnest Money and accrued interest, less adjustments and prorations to Purchaser.

               (2) Such consents and authorizations as reasonably necessary to evidence authorization of Purchaser for the purchase of the Property, the execution and delivery of any documents required in connection with Closing, documentation necessary for the consummation of any Section 1031 Exchange (subject to the limitations set forth in Paragraph 31) and the taking of all action to be taken by the Purchaser in connection with Closing.

          C.   At or prior to the Closing, Seller shall deliver the following:

               (1) An executed Statutory Warranty Deed warranting good and marketable fee simple title to the Real Property to Purchaser subject only to the Permitted Exceptions.

               (2) "Marked down" title commitment updated through the Closing Date deleting the "gap" exception from Schedule B-II and all other exceptions except for the Permitted Exceptions (hereinafter defined) (owners policy to be delivered "post closing" at Seller's expense).

               (3) An executed Warranty Bill of Sale and Assignment conveying the Tangible Personal Property to Purchaser and such assignments as may be necessary to convey Seller's interest in the Intangible Property.

               (4) Assignment of all Intangible Property including. without limitation, all permits, licenses, warranties regarding the Property and the books and records pertaining to the planning, development, construction and operation of the Property; and the originals of the foregoing.

               (5)  An affidavit as required by (S)723.072, Florida Statutes,
                                                            ----------------
showing Seller's compliance with (S)723.071, Florida Statutes.
                                             ----------------

               (6)  Tenant Deposits held by Seller as of the Closing Date.

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               (7)  A certified and current rent roll, including identification of tenants by name and lot number, the current monthly rent, the lease and prospectus applicable to each lot, the identification of tenant deposits, and both prepaid and delinquent rents, certified as accurate by Seller as of the Closing Date.

               (8) An Assignment of all Leases and Rental Agreements for the Property, together with the original instruments for each lease or rental agreement. Additionally, Seller shall assign, to the extent assignable, all permits, licenses, warranties, promotional materials, contracts (if Purchaser elects to assume obligation), Park Name, logos, phone numbers and similar items used in the operation of the Property.

               (9) An affidavit stating that no work has been performed on the Property that would entitle any person or entity to record a mechanic's or materialman's lien against the Property, except persons or entities that have been fully paid and have released all claims; that Seller has sole possession of the Property, except for tenants and guests under unrecorded leases, reservations or rental agreements; that there are no unrecorded easements; and other matters reasonably required by the title insurer.

               (10) An affidavit in accordance with IRS Code 1445 certifying that Seller is not a foreign person subject to the withholding rules of the Foreign Investment in Real Property Act.

               (11) The originals of all disclosed contracts pertaining to the Property, including, but not limited to, leases, deposits, rental agreements and other disclosed agreements between Seller and its tenants and service contracts that will be assumed by Purchaser, which are attached as Exhibit "D" and made a part hereof (collectively the "Assumed Contracts"). All Assumed Contracts shall be assigned at Closing. Seller shall indemnify Purchaser from all loss, cost or expense in connection with all the claims, demands, actions or causes of action asserted against Purchaser or the Property (the "Claims") arising out of the Assumed Contracts prior to Closing, and for claims arising out of any contracts not assumed by Purchaser both prior to and subsequent to Closing. Purchaser shall indemnify Seller from all loss, cost or expense in connection with any Claims arising out of the Assumed Contracts subsequent to the Closing.

               (12) A closing statement setting forth the allocation of closing costs, purchase proceeds, etc.

               (13) Certificates of title to vehicle(s), if any.

               (14) Such consents and authorizations as reasonably necessary to evidence Seller's authority to sell the Property, including, without limitation, an affidavit as required by Section 620.605, Florida Statutes, and such
                                             ----------------
documentation as title insurer may require to ensure good and marketable title to the Property passing to Purchaser; the execution and delivery of any documents required in connection with the Closing; documentation necessary for the completion of any Section 1031 Exchange (subject to the

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limitations set forth in Paragraph 31); and the taking of all action necessary to be taken by Seller in connection with the Closing.

          D.   Proration: Taxes.  At Closing, prorations of income and expense
               ----------------
and the apportionment of taxes shall be apportioned between Seller and Purchaser as of the Date of Closing on the basis that Seller owns the Property on the Date of Closing, the following items. The prorations and credits shall be applied to the cash due at Closing:

               (1) All real estate and personal property taxes and assessments based upon the discounted amount of the latest available bills. The parties agree to reprorate the taxes at such time as the exact amount of such taxes for 1997 become known. The 1996 taxes shall be paid by Seller prior to closing.

               (2) All rents (both earned and prepaid), other income, utilities and all other operation expenses with respect to the Property, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated as of the date of Closing. If the Closing shall occur before any rents from the Property have actually been paid for the month in which the Closing occurs, only the rents actually received by Seller will be prorated at Closing. That so long as any tenant owing rent to Seller is fully current in his/her obligations to Purchaser, then subsequent to the Closing, if any such rents owing to Seller are actually received by Purchaser; immediately upon its receipt of such rents, Purchaser shall pay to the Seller its proportionate share thereof for such month. Purchaser shall pay over to Seller any such rents not apportioned at the Closing received by Purchaser, for the benefit of Seller.

               (3) All utility and/or service charges. Seller shall, where practical, cause meters to be read and obtain final invoices through and including the Date of Closing. Where this is not practical, the parties shall assume equal per them use over the period of the billing, and adjustment shall be made accordingly. Utility deposits, if any, shall be retained by Seller. Purchaser shall replace any utility deposits or utility bonds outstanding with regard to the utilities serving the Property.

               (4) Any Assumed Contracts, including prepaid items or licenses to the extent they are assumable (equipment leases, maintenance contracts, etc.)

               (5)  The agreements of Seller and Purchaser set forth in this section 3(D) shall survive the Closing and shall not be merged in the Deed.

          E. The parties agree that closing costs shall be paid as listed below. Each party shall be responsible for payment of its respective attorneys' fees.

               Purchaser                               Seller
               ---------                               ------

Recording of Deed                       Seller's Broker's Commission (see (P)12)

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
Costs of First Mortgage, if any          Documentary Stamps on Deed
including intangible tax,                Pending Special Assessment Liens, if any
documentary stamps & recording           Title Insurance Commitment and
fees                                       Title Insurance Policy with standard
                                           endorsements and mortgagee policy
                                           if desired by Purchaser
Purchaser's Broker's Commission          Recording of any mortgage or lien
(see (P)12)                                satisfactions
Bank fees for issuance of Letter
of Credit not to exceed $2,500.00        Impact fees, if any

     4.   Contingencies. Purchaser's obligation to purchase the Property is
          -------------
contingent upon the following:

          A.   Inspection Period. Purchaser's right, for a period of fifteen
               -----------------
(15) days after the Effective Date (hereinafter defined) (the "Inspection Period"), to physically examine the Property and conduct reasonable investigations with respect to the documentation set forth in Exhibit B attached hereto and made a part hereof (the "Property Documentation"). The Property Documentation will be made available for inspection and copying on the "Effective Date" as defined herein, at the offices of The Meadows Mobile Home Park on the Property. Seller shall make the Property Documentation available in an orderly form, and shall make it available for copying. All expenses of the inspection shall be paid by Purchaser. Seller agrees that Purchaser is permitted to contact the last environmental and structural inspection companies used by Seller to issue updated and recertified reports to Purchaser for Purchaser's use and Seller shall cooperate with Purchaser to effectuate the issuance of these reports (at no cost to Seller). Purchaser shall indemnify Seller from all loss, cost or expense for any property damage, personal injury or death arising out of or by reason of Purchaser's examination and investigation hereunder. If Purchaser has not delivered, by facsimile or hand delivery, written notice to Seller cancelling this transaction prior to 5:00 p.m. on the expiration date of the Inspection Period, Purchaser shall be deemed to have approved the inspection and to have waived all contingencies except those set forth in paragraph 7 and shall proceed to Closing without further right to any cancellation or claim against the Earnest Money; provided, however, this waiver shall be subject to the title evidence contingency including the survey contingency, the conditions of Closing set forth in paragraph 7 and the other provisions of this Agreement. If Purchaser does cancel this transaction prior to 5:00 p.m. on the expiration date of `the Inspection period, in its sole and arbitrary discretion, this Agreement shall be null and void, and all Earnest Money, and accrued interest thereon, shall be promptly returned.

          That during the times between 9:30 a.m. and 5:00 p.m. on weekdays only, from and after the Effective Date, herein defined, Seller shall afford Purchaser and its representatives access to the Property, including, but not limited to, the right to conduct Phase 1 environmental, soil, engineering and other tests and to inspect the mechanical, plumbing and utility systems located at the Property, together with all other aspects of the

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Property; provided, however, if Purchaser or its representatives enter upon the
Property pursuant to the terms hereof, Purchaser agrees to indemnify and hold Seller harmless from all damage caused to any person or the Property as a result of such entry and the negligent acts or omissions of Purchaser or its representatives. Purchaser may not open up utility systems or conduct soil borings without Seller's prior written approval. Seller's representative must accompany Purchaser's inspectors during any inspections or testing. Seller shall have the right to approve each consultant or inspector hired by Purchaser for inspection of the Property.

          Seller shall disclose to Purchaser's representatives, including financial and legal advisors, provided the designated representatives are not residents of The Meadows Mobile Home Park, and Purchaser's accountant (who shall be licensed as a certified public accountant, and who shall have no family, personal or business relationship or association with any resident of The Meadows Mobile Home Park) a current rent roll and a summary of expenses by major categories of payroll, taxes, utilities, insurance, and maintenance for the Property for 1995 and 1996. Purchaser shall have the further right, at Purchaser's expense, to have an audit or further review by Purchaser's accountant of the expenses of the Property for 1995, 1996 and 1997 to date. Such financial disclosure shall be confidential and shall not be disclosed except to Purchaser's lenders and financial and legal advisors. Purchaser's representatives and Purchaser's accountant shall sign a confidentiality agreement with Seller prior to receipt of any financial disclosure. Further, Seller, if necessary, will furnish Purchaser's potential lenders with the same information for the purpose of considering a loan to Purchaser, but the potential lenders shall give Seller a confidentiality agreement prior to receipt of any financial disclosure.

          All information provided by Seller to Purchaser's representatives or accountants shall remain strictly confidential and shall not be used for any purpose other than to analyze Purchaser's prospective purchase of the Real Property. Should Purchaser for any reason whatsoever elect not to proceed with the closing of the sale and purchase of the Property, Purchaser shall give written notice to Seller of such fact within the aforesaid period, whereupon this Agreement shall terminate and the parties hereto shall have no further obligations under this Agreement, and Purchaser shall return to Seller all documents in its possession provided to Purchaser pursuant to this Agreement, and Seller shall return all of Purchaser's Earnest Money Deposit to Purchaser.

          Purchaser will furnish Seller with copies of any reports obtained by Purchaser with respect to the physical condition of the Property or its operation.

          The provisions of this Paragraph 4 A. shall survive the Closing or termination of this Agreement.

          B.   Title Evidence.  Within ten (10) days of the Effective Date,
               --------------
Purchaser shall obtain a current ALTA owner's policy commitment for title insurance, together with copies of all exception documents referred to therein. The title commitment and owner's policy on ALTA Standard Form 1970 B Revised, to be issued pursuant thereto, shall be

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paid for by Purchaser, shall be issued at the minimum promulgated rate, and shall be in an amount equal to the Purchase Price. Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the cost of the title search and the owner's policy, mortgagee policy, if required by Purchaser, and such endorsements as Purchaser may reasonably require.

          Purchaser shall have two (2) business days after receipt of Seller's prior survey, the title commitment, and copies of all exception documents to give written notice to Seller of any objections by Purchaser to the state of title (including any matters shown on Seller's prior survey which are reasonably unacceptable to Purchaser). Failure of Purchaser to deliver a written notice of disapproval of the status of title to Seller within said 10-day period shall be conclusive evidence that Purchaser has approved each and every matter contained in the title commitment and shown on the Seller's prior survey, and that Purchaser will accept title in that condition.

          C.   Permitted Exceptions.  Seller shall convey and transfer to
               --------------------
Purchaser at Closing, good and marketable fee simple title to the Property, free and clear of all liens and encumbrances, except those that can be and are discharged by the Seller at or before Closing, and the following, hereinafter collectively referred to as the "Permitted Encumbrances:"

               (1) Real Property Taxes for the year in which the sale and purchase is closed, which shall be prorated as provided for elsewhere herein;

               (2)  Applicable Zoning and other regulatory laws and ordinances;

               (3) Rights of tenants under disclosed unrecorded rental agreements;

               (4) Easements for provision of existing utilities services and all other easements which benefit the Property and that are approved by Purchaser; and

               (5) The title exceptions listed in Schedule B of the title commitment which Purchaser approves, or is deemed to have approved, pursuant to this Paragraph 4.

          D.   Title Defects. After due notice of any title defect, Seller shall
               -------------
have the obligation to cure any defects that can, with reasonable diligence, be cured on or before the Closing Date. As to any other defects, Seller shall have the option to cure such defects within thirty (30) days after written notice. Purchaser's consent shall be deemed to have been granted if Purchaser fails to respond within ten (10) days after written notice from Seller of Seller's intent to cure such "other" defects (and, if necessary, the closing shall be delayed for that period). Should Seller either elect not to cure, or if Purchaser does not give its consent to a cure by Seller, Purchaser shall have the option to:

               (1) Terminate this Agreement, in which case Purchaser shall notify Seller that Purchaser will not proceed with the purchase, whereupon this Agreement shall

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terminate, Purchaser's Earnest Money shall be promptly refunded, and all parties shall be released from any further obligations hereunder, or

               (2) Proceed under this Agreement and accept title to the Real Property subject to such defects, in which case the Closing shall take place on the later of the date set for Closing as herein provided or on a date mutually agreed upon by Seller and Purchaser and without reduction in the Purchase Price.

     5.  Survey.  Purchaser may, at its expense, within twenty (20) days of the
         ------
Effective Date, update any prior survey or obtain a new survey of the Real Property in a form acceptable to the title insurer. The legal description of the Real Property is described in Exhibit "A." Seller shall furnish Purchaser
                                  ------------
with surveys in its possession, if any. If the survey discloses lack of access, a violation of deed restrictions, zoning regulations or covenants of this Agreement, easements which are not approved by Purchaser, that any improvements are not entirely on the Property, or other reasonable survey objections, the same shall be treated as a title defect and treated as provided in Paragraph 4.D. Purchaser shall have two (2) business days from receipt of said survey to deliver a written notice of disapproval of the status of title based upon Purchaser's survey. Failure of Purchaser to deliver a written notice of disapproval based upon Purchaser's survey within said fifteen business day period shall be conclusive evidence that Purchaser has approved each and every matter contained in Purchaser's survey and that Purchaser will accept title in that condition.

     6.  Escrow Agent.  The Escrow Agent shall be Sonya Daws, Esq., Skelding,
         ------------
Labasky, et al., P.A. All sums deposited with the Escrow Agent will be held in an interest bearing trust account as the Good Faith Deposit for the transaction described herein. The sole liability of the Escrow Agent shall be to deposit the funds in an interest bearing account and to disburse said funds according to the terms of this Agreement. No fees shall be charged by Escrow Agent for setting up the escrow and administering it. However, notwithstanding the foregoing, in the event of a breach of this Agreement by either the Seller or the Purchaser, and in the event of a dispute as to the disposition of said escrowed funds, the parties hereto agree to allow the Escrow Agent to deposit the funds into the court registry and such deposit shall terminate Escrow Agent's responsibility for the escrowed funds. The parties shall indemnify and hold harmless the Escrow Agent from all liability hereunder, save for gross negligence or intentional acts, and shall reimburse the Escrow Agent for all court costs and attorneys' fees reasonably incurred by it, including attorneys' fees on appeal in the event it is joined in any legal proceedings regarding this Agreement.

     7.  Conditions to Purchaser's Obligation to Close.  Purchaser's obligation
         ---------------------------------------------
to close this transaction is expressly conditioned upon the following, which, if not satisfied or waived by Purchaser on or before the Closing Date, shall permit Purchaser, to declare this Contract null and void and of no further force and effect by written notice to Seller; whereupon the Earnest Money shall be returned immediately to Purchaser, and neither the Seller nor the Purchaser shall have any further obligations hereunder to the other.

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          A.  Seller shall have performed and complied with all of the covenants and agreements herein contained which are to be performed prior to the Closing Date; and,

          B. Seller shall have delivered the "marked down" Commitment from the title underwriter updated through the Closing Date in the full amount of the Purchase Price subject only to the Permitted Exceptions and deleting the "gap" exception from Schedule B-2; and,

          C. The Property shall not have been materially affected by any moratorium, legislative or regulatory change, or any flood, accident, condemnation or other material adverse event.

          D. All representations and warranties of Seller as set forth in Paragraph 8 next below, shall be substantially true and correct.

          E. Purchaser may at any time or times before closing waive any of the foregoing conditions but only in writing signed by Purchaser and delivered to Seller. In the event any of the conditions are not waived by Purchaser prior to Closing Date, Purchaser my terminate this Contract and in such event Escrow Agent shall promptly return all Deposit monies and the interest thereon to Purchaser and, upon receipt of such refund, this Contract shall be null and void and neither Purchaser or Seller shall have any further liabilities or obligations hereunder.

     8.  Warranties and Representations.  The parties agree that Seller has made
         ------------------------------
no representations or warranties to Purchaser of any kind regarding the financial or business status of the Property, other than as set forth in this Agreement. Seller hereby represents and warrants to Purchaser that:

          A. Seller has good, marketable and insurable title to the Real Property, and the Real Property is free and clear of all liens, encumbrances, restrictions, security interests, covenants, conditions and other matters in any way affecting title to the Real Property, other than the Permitted Exceptions, save for an existing first mortgage with an unpaid principal balance of approximately $205,000.00 that will be satisfied at Closing.

          B. Seller has no knowledge of any declarations, covenants or restrictions of record which would prevent the continued use of the Property as a 381-space mobile home park.

          C. As of the date this Agreement is signed by Seller, there is no pending or threatened condemnation or similar proceeding affecting the Real Property, or any part thereof.

          D. To Seller's knowledge, there are no actions, suits or other legal or administrative proceedings, including bankruptcy proceedings, pending or threatened,

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against or involving Seller or the Property which could affect the consummation of the transactions contemplated hereby.

          E. No goods or services have been contracted for or furnished to the Real Property which will give rise to any mechanic's liens or other liens affecting all or any part of the Real Property, except for ongoing maintenance expense, which will be paid in full prior to or at Closing. Seller may contract for repairs or services which could result in a lien but that Seller shall not allow any such liens to attach to the Real Property and shall execute an appropriate affidavit of no liens at Closing upon which Purchaser and the Title Insurer may rely.

          F. That except as shown on any surveys obtained pursuant to Paragraph 5, there are no encroachments on the Property and the Improvements which are constructed on the Property do not encroach upon the land of others.

          G. Seller has entered into no covenants, conditions, easements, restrictions, agreements or encumbrances which would prohibit the operation of a mobile home park on the Real Property defined in Paragraph 1.(A.) of this Agreement, consisting of the Property as defined in Paragraph 1. (A.-F.) of this Agreement.

          H. There are no rental agreements which affect the Real Property except as set forth in the Rent Roll identified in Exhibit "B" which has been
                                                   -----------
provided by Seller. There are no rental agreements in excess of 12 months and no rental agreements affording discounted rents except as set forth in the Rent Roll. The information contained therein is true and correct as of the Effective Date; no rental agents, brokers or finders have any rights with regard to such rental agreements, and there are no commissions payable in connection therewith; no tenant has an option to purchase any part of the Property; and Seller is the landlord under each such rental agreement and has the right to assign same to Purchaser.

          I. To the best of Sellers knowledge, Seller is in compliance with Chapter 723, Florida Statutes and all regulations promulgated thereunder.
             ----------------

          J. Water and sewer services are provided by the City of Palm Beach Gardens, Florida ("City"), and all costs of design, construction and permitting of water and sewer facilities and all connection fees have been paid. Seller is current in its obligation to the City for water and sewer services.

          K. The Tangible Personal Property is in good working condition, and at the time of Closing will be in good working order; and the Tangible Personal Property is free and clear of all liens and encumbrances, except as otherwise provided in this Agreement.

          L. Seller has the right to assign the name by which the Property is commonly known and to use that name in the operation of the Property. Seller represents to Purchaser that Seller has received no notice objecting to the use of this name for Seller's

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Meadows Mobile Home Park

________________

Park, but Seller otherwise makes no warranty or representation as to Purchaser's ability to use or to continue to use this name.

          M. The information contained in the Financial Statements identified in Exhibit B hereto is true and correct in all material respects. Seller has not been notified of any material increases in expenses that are not reflected in such statements. Without limitating the generality of the foregoing representations and warranties, Seller specifically warrants and represents that the Financial Statements prepared by Gerson, Preston & Company, P.A., for fiscal years 1993-1994, 1994-1995, and 1995-1996, and delivered to Purchaser are true and correct in all materials respects. Seller further warrants and represents that for the financial statements reflecting the fiscal year 1995-1996, no part of the net operating income shown thereon is attributable to the approximately 89 unrented mobile home spaces on the Property.

          N. To the best of Seller's knowledge, there are no existing or continuing violations of any law, ordinance, rule, order, regulation, code or requirement, including any requirement contained in any hazard insurance policy covering the Property or any part thereof or of any board or fire underwriters or other body exercising similar function, which are applicable to the Property or to any part thereof or which are applicable to the use or manner of use, occupancy, possession or operation of the Property, except as disclosed by those documents provided by Seller pursuant to Paragraph 4 above.

          O. To the best of Seller's knowledge, Seller has obtained and kept in good standing all governmental permits, licenses and approvals necessary for the operation of the Property, including, as applicable, all health permits, Department of Environmental Protection permits and HRS permits, and Seller has not received notice of any material violations thereunder.

          P. The execution and delivery of this Contract and the consummation of the transactions contemplated by this Contract have been duly and validly authorized by all general partners of the Seller. This Contract has been duly and validly executed and delivered by all general partners of Seller, or by such general partner that has been authorized by the Seller to execute and deliver this Contract and (assuming the valid execution and delivery of this Contract by Purchaser) constitutes a legal, valid and binding agreement of Seller enforceable against it in accordance with its terms.

          Q. To the best of Seller's knowledge and except as disclosed by documents delivered by Seller pursuant to Paragraph 4 above, the use of the Property is consistent with the zoning uses authorized and permitted by the ordinances of the City and County where the Property is located; and, except those disclosed to Purchaser pursuant to Paragraph 4 there are no unpaid assessments, impact fees or other development type charges pertaining to the Property except those disclosed to Purchaser pursuant to Paragraph 4.

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________________

          R. Seller has not entered into any commitments or agreements with any governmental authorities or agencies affecting the Property excepting those disclosed by Purchaser pursuant to Paragraph 4 herein and Seller has received no notices from any such governmental agencies and has no independent knowledge of uncured violations at the Property of building, fire, air pollution or zoning codes, rules, ordinances or regulations, environmental and hazardous substances laws, or other rules, ordinances or regulations relating to the Property.

          S. Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller, of the transactions contemplated hereby will (i) require Seller to file or register with, notify, or obtain any permit, authorization, consent, or approval of, any governmental or regulatory authority; (ii) conflict with or breach any provision of the Articles of Incorporation or By-laws, or other corporate documents of Seller; (iii) violate or breach any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other indenture, deed of trust license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Seller is a party, or by which Seller, the Property or any of Seller's material assets may be bound; or (iv) violate any order, writ, injunction, decree, judgment, statute, law or ruling of any court or governmental authority applicable to Seller, the Property or any of Seller's material assets.

          T. To the best of Sellers knowledge, neither this Contract nor any Exhibit nor any written statement or transaction document furnished or to be furnished by Seller to Purchaser in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          U.  Prior to the Closing, Seller will only enter into customary twelve
(12) month Rental Agreements. Seller will not enter into any amendment to or modification of any of the Rental Agreements prior to the Closing, which will reduce, forgive or postpone any rents or which would otherwise materially affect the value of the Property, without Purchaser's consent, which will not be unreasonably withheld. There are no commissions or other fees payable to any person, entity or agent on the rentals collected or to be collected under the Rental Agreements; save for a rental commission agreement with David Hendel Associates, Inc. The rental commissions under said Agreement shall be payable through Closing and the Agreement shall terminate at Closing and be of no further effect.

          V. No person, firm, corporation or other legal entity whatsoever has any right, contract or option whatsoever to acquire the Property or any portion or portions thereof or any interest or interests therein, except for the rights of the tenants of the Property under Florida Statutes 723.071.
                                     ----------------

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          W.  From the date of the Agreement to the Closing Date, Seller shall conduct its business involving the Property in the ordinary course, and during said period will:

               (1) Refrain from transferring any of the Property or creating on the Property any easements, liens, mortgages, encumbrances or other interest that would affect the Property or Seller's abilities to comply with the terms of this Agreement;

               (2) Refrain from entering into any contracts or other commitments with respect to the operation of the Property that extend more than 30 days beyond the Closing Date, other than in the ordinary course of business with the prior written consent of Purchaser, which will not be unreasonably withheld. Rental agreements with prospective new residents of the Park entered into at the prevailing rental rate and terms without concession are excluded from this requirement;

               (3) Continue to maintain and repair the Property in at least the manner which Seller has previously maintained and repaired the Property, and Seller will permit no wasting of the Property;

               (4) Give Purchaser notice of all notices received by Seller of violation of laws or municipal ordinances, regulations, orders or requirements of departments of housing, building, fire, labor, health, or other state, city or municipal departments or other governmental authorities having jurisdiction against or affecting the Property or the use or operation thereof and either comply with the notice or make adequate provision therefor.

               (5) Keep in effect Seller's existing polices on public liability and hazard and extended coverage insurance insuring the Property.

          X. Seller specifically represents, covenants and warrants that, to the best of its actual knowledge, the Property and the use and operation thereof will comply with all state and federal environmental laws, rules and regulations, including, without limitation, the Federal Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act of 1980 and all amendments and supplements thereof and shall continue to comply therewith at all times. Specifically, and without limiting the generality of the foregoing, Seller represents, covenants and warrants that Seller has not used the Property and that to the best of its actual knowledge, the Property is not now being used for the handling, storage, transportation, or disposal of hazardous or toxic materials, nor is Seller aware of any hazardous substances used, stored or handled on land adjacent to the Property. Further, Seller represents and warrants that Seller has never been cited or notified of any violation of any state or federal environmental law, rule or regulations.
In the event that the representations and warranties contained herein prove to be incorrect, Seller agrees to indemnify, defend, and hold Purchaser harmless from and against any loss to Purchaser, for which Seller is directly liable, including, without limitation, Attorneys' Fees (as hereinafter defined) and costs of site investigation and cleanup, incurred by Purchaser, but excluding consequential damages, as a result of Seller's handling, storage, transportation, or disposal of hazardous

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________________

or toxic materials during Seller's ownership of the Property. This provision shall survive the closing of purchase and shall not be merged in the deed.

          Y. The Property contains and is zoned, licensed and permitted to contain and operate a mobile home park with 381 rentable mobile home spaces, of which all 381 are fully rentable with full utility services. The Property currently has 292 rental spaces rented and 89 rental spaces unrented.

Seller's foregoing representations and warranties shall survive the Closing and shall not be merged in the deed for a period of one (1) year from the Closing.

     9.  Risk of Loss.
         ------------

          A.  Condemnation.  If, prior to Closing, action is initiated to take
              ------------
any of the Property by eminent domain proceedings or by deed in lieu thereof that exceeds five percent (5%) of the Real Property, Purchaser may either (a) terminate this Agreement, or (b) consummate the Closing, in which latter event the award of the condemning authority shall be assigned to Purchaser at Closing. Notwithstanding the foregoing, if the taking of any of the Property is less than 5% of the Real Property, the award or the rights to the award of the condemning authority shall be assigned to Purchaser at Closing.

          B.  Casualty.  Seller assumes all risks and liability for damage to or
              --------
injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage in excess of $50,000.00 prior to the Closing from fire or other casualty which Seller, at its sole option, does not repair, Purchaser may either: (a) terminate this Agreement, or (b) consummate the Closing, in which latter event the proceeds of any insurance not exceeding the Purchase Price and covering such damage shall be assigned to Purchaser at the Closing. In such event, Seller shall credit Purchaser against the cash portion of the purchase price an amount equal to the deductible under said insurance coverage.

     10.  Possession.  Seller agrees to deliver possession of the Property to
          ----------
Purchaser at Closing, subject only to the rights of tenants-in-possession under disclosed rental agreements, Assumed Contracts and the Permitted Exceptions.

     11.  Default and Liquidated Damages.  In the event of a default by either
          ------------------------------
Purchaser or Seller, the parties agree to the following:

          A. In the event of a default by Seller, Purchaser may, at its option, elect to demand and be entitled to an immediate refund of the Earnest Money, together with any interest thereon, and Purchaser may pursue any remedies available as a result of Seller's breach, including specific performance. Notwithstanding any other provision of this Agreement, in the event Purchaser loses the tax benefits of its (S) 1031 Exchange by reason of any act or omission of Seller, then Purchaser, in addition to any other remedies it may have, may seek consequential damages from Seller arising out of or in any way related to

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________________

Purchaser's loss of tax benefits under its (S)1031 Exchange, in a sum not to exceed $250,000.00.

          B. If Purchaser breaches, defaults or fails to perform its obligations under this Agreement and Seller has not breached, defaulted or failed to perform any material obligations under this Agreement, then, as Seller's sole and absolute remedy, to the exclusion of all other remedies including, without limitation, specific performance, the Earnest Money shall be paid to Seller, in which case the Earnest Money shall constitute the entire liquidated damages of Seller and Purchaser shall thereupon be relieved of all further obligations and liabilities arising out of this Agreement, it being agreed that the actual damages of Seller are difficult or impossible to ascertain and that said Earnest Money represents the parties' best estimate of actual damages of Seller.

     The provisions of this paragraph 11 shall survive Closing and shall not be merged in the Deed.

     12.  Real Estate Commissions.  Except as stated in this section, neither
          -----------------------
Seller nor Purchaser has contacted any real estate broker, finder, or similar person in connection with the transaction contemplated hereby and that neither party is obligated to pay any brokerage fee or commission in connection with this sale.

     To the knowledge of Seller and of Purchaser, except for the real estate brokers employed by Seller as set forth below, no Acquisition Fees (as hereinafter defined) have been paid or are due and owing to any person or entity by the Seller and the Purchaser. As used herein, "Acquisition Fees" shall mean all fees paid to any person or entity in connection with the selection and purchase of the Property, including real estate commissions, selection fees, nonrecurring management and startup fees, conversion fees, development fees or any other fee of similar nature. Seller and Purchaser each hereby agree to indemnify and hold harmless the other from and against any and all claims for Acquisition Fees or similar charges with respect to this transaction, arising by, through or under the indemnifying party, and each further agrees to indemnify and hold harmless the other from any loss or damage resulting from any inaccuracy in the representations contained in this section. This indemnification agreement of the parties shall survive the Closing.

          Seller and Purchaser each represent that there is no broker involved in the purchase and sale of the Property other than Lancore Realty, Inc. and David Hendel, Associates, Ltd. Lancore Realty, Inc., shall receive an Acquisition Fee of $350,000. Seller shall pay $250,000 of said Acquisition Fee, and Purchaser shall pay the balance of $100,000. In addition, David Hendel Associates, Inc., as a Seller's broker, shall receive an Acquisition Fee of $530,000, which Acquisition Fee shall be paid in its entirety by Seller. No other broker, salesman, commission agent or other person (collectively "Broker") has participated in the negotiations for and procurement of this Agreement. If this transaction fails to close for any reason, then no Acquisition Fees shall be owing to Broker.

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     13.  Governing Law and Amendment.  This Agreement shall be governed by and
          ---------------------------
construed in accordance with the laws of the State of Florida. No amendment or modification of this Agreement shall be valid or enforceable unless confirmed in writing and signed by each of the parties hereto.

     14.  Binding Effect.  This Agreement shall inure to the benefit of and
          --------------
shall be binding upon the successors and assigns of the parties hereto.

     15.  Entire Agreement. This Agreement embodies the entire agreement between
          ----------------
the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein. The parties further agree that, upon the full execution of this Agreement by Seller and Purchaser, the Letter of Intent between the parties dated July 8, 1997, shall be superseded in its entirety by this Agreement and shall be of no further effect.

     16.  Amendment. This Agreement may be amended only by a written instrument
          ---------
executed by the party or parties to be bound thereby.

     17.  Headings. The captions and headings used in this agreement are for
          --------
convenience only and do not in any way limit, amplify or otherwise modify the provisions of this Agreement.

     18.  Construction. All of the provisions of this agreement shall not be
          ------------
more strictly construed against any one of the parties hereto in that both parties have made substantial contributions to the negotiation and drafting of this Agreement.

     19.  Binding Effect; No Assignment. This Agreement shall bind and inure to
          -----------------------------
the benefit of Seller and Purchaser and their respective heirs, executors, administrators. personal and legal representatives, successors and successors-in-interest. Purchaser may not assign Purchaser's rights under this Agreement.

     20.  Invalid Provision. If any provision of this agreement is held to be
          -----------------
illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement.

     21.  Attorneys' Fees. In the event it becomes necessary for either party
          ---------------
hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys' fees, paralegal fees and costs incurred in such suit at trial, appellate, bankruptcy and/or administrative proceedings.

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     22.  Multiple Counterparts. This Agreement may be executed in a number of
          ---------------------
identical counterparts which, taken together, shall constitute collectively but one (1) agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the party to be charged.

     23.  Effective Date. This Agreement shall not be effective unless signed by
          --------------
both Purchaser and Seller, and, as used in this Agreement, the terms "date of this Agreement" or "date hereof" shall mean and refer to the date of execution of the last of Purchaser and Seller to execute this Agreement (the "Effective Date").

     24.  Exhibits. The following exhibits are attached to this agreement and
          --------
are incorporated into this Agreement and made a part hereof:

A.   Exhibit "A." Description of the Real Property.
     ------------
B.   Exhibit "B." Property Documentation.
     ------------
C.   Exhibit "C." Schedule of Tangible Personal Property.
     ------------
D.   Exhibit "D." Assumed Contracts.
     ------------

     25.  Authority. Each party hereto represents and warrants to the other that
          ---------
the execution of this Agreement is within the power of the respective parties and has been duly authorized by all necessary partnership or corporate actions; and any other documents required or necessary to be executed pursuant to the provisions hereof are valid, binding obligations and are enforceable in accordance with their terms.

     26.  Notices.  All notices provided for herein will be in writing and sent
          -------
by telefax, registered or certified mail to the following addresses:

The Seller:                   H.G.G.S. Associates, a Florida partnership
                              2555 P.G.A. Boulevard
                              Palm Beach Gardens, Florida  33410

With Copy to:

The Purchaser:                Meadows Preservation, Inc.
                              2555 PGA Boulevard, Lot #209*
                              Palm Beach Gardens, Florida  33410

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________________

                              *or other lot number as designated by Purchaser

With Copy to:


The Escrow Agent:             Sonya Daws, Esq.
                              Skelding, Labasky, et al., P.A.
                              P.O. Box 669
                              Tallahassee, Florida 32302

or to such other address as is designated from time to time in writing by those entitled to receive notice. Telefax notice is effective on the date of transmission, so long as a certified or registered mailing is forwarded to the party being noticed on the same day as the telefax transmission. Notice by mail shall be effective as of the date of mailing.

     27.  Liability and Indemnification.
          -----------------------------

          A. Purchaser does not and shall not assume any liability for any claims arising out of any occurrence prior to the Closing Date with respect to the Property.

          B. From and after the Closing Date, Seller agrees to indemnify and hold harmless Purchaser, and Purchaser's successors and assigns, from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including attorneys' fees), arising out of, as a result of or as a consequence of: (i) any property damage or injuries to persons, including death, caused by any occurrence at the Project or in connection with the Seller's use, possession, operation, repair and maintenance of the Project prior to the Closing Date; and (ii) any breach by Seller of any of its representations, warranties, or obligations set forth herein or in any other document or instrument delivered by Seller in connection with the consummation of the transactions contemplated herein. In such event, Seller shall be promptly notified by Purchaser and shall have the right and duty to defend such claims against Purchaser.

          C. From and after the Closing Date, Purchaser agrees to indemnify and hold harmless Seller, and Seller's successors and assigns, from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including attorneys' fees), arising out of, or as a consequence of any property damage or injuries to persons, including death, caused by any occurrence at the Property after the Closing Date or in connection with the Purchaser's use, possession, operation, repair and maintenance

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________________

of the Property after the Closing Date. In such event, Purchaser shall be promptly notified by Seller and shall have the right and duty to defend such claims brought against Seller.

     The provisions of this paragraph shall survive Closing and shall not be merged into the Deed.

     28.  Third Parties.  This Agreement shall not be deemed to confer in favor
          -------------
of any third parties any rights whatsoever as third-party beneficiaries, the parties hereto intending by the provisions hereof to confer no such benefits or status.

     29.  Termination of Offer.  The offer must be executed by all parties no
          --------------------
later than November 17, 1997, at 5:00 p.m. Eastern Standard Time. If not fully executed prior to said time, then this offer shall automatically terminate.

     30.  Agreement to Survive Closing.  Any provision which by its nature or
          ----------------------------
effect is required to be performed, or which may be performed, or which may be breached after delivery of the deed, shall survive said delivery of deed except as otherwise expressly provided by this Contract. The time limitations applicable to Seller's Representations and Warranties set forth in Paragraph 8 above, shall not be applicable to other survival provisions set forth in this Agreement nor to those warranties expressly set forth on the Warranty Deed, Bill of Sale or any other conveyancing document executed and delivered by Seller to Purchaser.

     31.  Like-Kind Exchange (Section 1031, IRC). Seller and Purchaser agree to
          --------------------------------------
the following regarding possible Exchanges pursuant to (S)1031 of the Internal Revenue Code:

          A. Seller may consummate the sale of the Property as part of a so-called like kind exchange (the "Exchange") pursuant to (S)1031 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that:

               (i) The Closing shall not be delayed of affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Seller's obligations under the agreement of sale:

               (ii) Seller shall affect the Exchange through an assignment of rights under the agreement of sale to a qualified intermediary;

               (iii) Purchaser shall not incur any costs or expenses in connection with the Exchange; and

               (iv) Purchaser shall not be required to take an assignment of the purchase agreement for the replacement property or to required to acquire or hold title to

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________________

any real property for purposes of consummating the Exchange. Purchaser shall not by the agreement of sale or acquiescence to the Exchange: (a) have its rights under the agreement of sale affected or diminished in any manner, or (b) be responsible for compliance with or deemed to have warranted to Seller that the Exchange in fact complies with (S)1031 of the Code.

          B. Purchaser may consummate the sale of the Property as part of a so-called like kind exchange (the "Exchange") pursuant to (S)1031 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that:

                 (i) The Closing shall not be delayed of affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser's obligations under the agreement of sale;

                 (ii) Purchaser shall affect the Exchange through an assignment of rights under the agreement of sale to a qualified intermediary;

                 (iii) Seller shall not incur any costs or expenses in connection with the Exchange; and

                 (iv) Seller shall not be required to take an assignment of the purchase agreement for the replacement property or to required to acquire or hold title to any real property for purposes of consummating the Exchange. Seller shall not by the agreement of sale or acquiescence to the Exchange: (a) have its rights under the agreement of sale affected or diminished in any manner, or (b) be responsible for compliance with or deemed to have warranted to Purchaser that the Exchange in fact complies with (S)1031 of the Code.

     32.  Radon Disclosure.  Radon is a naturally occurring radioactive gas
          ----------------
that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in building in Florida. Additional information regarding radon and radon testing may be obtained from your County Public Health Unit.

     33.  Further Assurances.  In the event of clerical error or oversight, and
          ------------------
in the event that not all documents have been fully or properly executed or obtained, each party agrees to give to the other such further assurances and execute such further documents as necessary to fully and completely effect the transfer of the Property to Purchaser under this Agreement and execute such other instruments as may be necessary to effectuate the terms of this Agreement.

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________________

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by persons empowered to bind the parties to perform their respective obligations hereunder the date and year set forth beside their respective signatures.

[SIGNATURES SET FORTH ON FOLLOWING PAGES]

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________________

WITNESSES as to Seller:               SELLER:

                                      H.G.G.S. ASSOCIATES, a Florida partnership

                                      By: /s/ David Hendel
                                         ---------------------------
/s/                                   David Hendel, Managing General
________________________________
Print Name:                              Partner, on behalf of the Partnership
           _____________________
/s/
________________________________
Print Name:                           Dated:     11-28           , 1997.
           _____________________            ---------------------

WITNESSES as to Purchaser             PURCHASER:



                                      MEADOWS PRESERVATION, INC., a
                                      Florida corporation not for profit

/s/                                   By: /s/  Theresa Tyrrell
--------------------------------         ----------------------------------
Print Name:                           Print Name:   Theresa Tyrrell
           _____________________                 --------------------------

                                      Title:   President
                                            -------------------------------

/s/
--------------------------------
Print Name:                           Dated:  11-25
           _____________________            -----------------------, 1997

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________________

                                 ESCROW AGENT
                                 ------------

I hereby acknowledge receipt of $350,000.00 Earnest Money Deposit by check from Purchaser on this 28th day of November, 1997, and agree to perform the
                  ----        --------
obligations of Escrow Agent as set forth above.

                              Skelding, Labasky, et al., P.A.



                              By:  /s/  Sonya Daws
                                 ----------------------------------
                                    Sonya Daws, Esq.
                              As Its:

Meadows Mobile Home Park

__________________

                                  EXHIBIT "A"
                                  -----------
                          DESCRIPTION OF REAL PROPERTY
                          ----------------------------

                    The Meadows Mobile Home Park Development

Legal Description
-----------------

From the center of Section 5, Township 42 South, Range 43 East, Palm Beach County, Florida; thence North 0 degrees 30'10" East along the North-South Quarter line of the said Section 5 a distance of 275 feet to the Point of Beginning; thence continue North 0 degrees 30'10" East along the said North-South Quarter line a distance of 1,050.85 feet to a point; thence South 89 degrees 51'42" East a distance of 1,323.60 feet to point; thence South 0 degrees 47'20" West a distance of 1,252.40 feet to a point in the Northerly right-of-way line of PGA Boulevard, as now laid out and in use; thence South 89 degrees 07'28" East along said Northerly right-of-way line a distance of 789.81 feet to a point; thence North 0 degrees 30'10" East a distance of 225 feet to a point, thence South 89 degrees 07'28" East a distance of 540 feet to the Point of Beginning.

All lying and being in Palm Beach County, Florida, and containing in all 35.71 acres, more or less.

Phase II
--------

The South 636.0 feet of the North 1/2 of the Southwest 1/4 of the Northwest 1/4, of Section 5, Township 42 South, Range 43 East, Palm Beach County, Florida.

Containing in all 19.342 acres, more or less.

TOGETHER WITH:

The North 10 feet of the South 646 feet of the North 1/2 of the Southwest 1/4 of the Northwest 1/4; and, the North 10 feet of the South 1/2 of the Southwest 1/4 of the Northwest 1/4; Section 5, Township 42 South, Range 43 East, Palm Beach County, Florida.

Containing in all .6082 acres, more or less.

Total acres Phase II:  19.95 acres, more or less.

Total Acres - Meadows Mobile Home Park:  55.66 acres, more or less.

Zoned RMH/City of Palm Beach Gardens, operated as a 381-unit mobile home community and located on Northwest comer of PGA Boulevard and Prosperity Farms Road in northern Palm Beach County, Florida.

[Best available legal description. Seller will furnish complete legal description during Inspection Period]

Meadows Mobile Home Park

__________________

                                  EXHIBIT "B"
                                  -----------

                             PROPERTY DOCUMENTATION
                             ----------------------

Within three (3) days from the Effective Date and at all reasonable times hereafter, Seller shall deliver to Purchaser, or make available at Seller's offices in the Property, the following items in Seller's possession:

     1. An inventory of furniture, furnishings, equipment, and other tangible personal property to be included in the transaction.

     2. A legal description of the Real Property to be included in the transaction.

     3. Seller's most recent existing title insurance policy, abstract, or both, together with copies of any easements, restrictions, mortgages, or other encumbrances pertaining to the Park.

     4.  Any existing surveys of the Park.

     5. All Prospectuses approved for the Property together with all Rental Agreements and Rules and Regulations for the Property.

     6. A current rent roll for the Park. The rent roll shall have attached to it copies of all forms of Rental Agreements used for tenants who are identified in the rent roll. The rent roll shall specify which Rental Agreement form is used for each tenant. The rent roll shall identify any promotional or discounted rents. It shall also identify any tenants that have notified the Park of their intent to vacate, and those that rent or sublet mobile homes in the Park.

     7. Financial statements for the Park's operation from 1993 to date. (Subject to provisions in paragraph 4A of the Agreement.)

     8. Copies of all contracts of a continuing nature pertaining to the operation of the Park, including equipment leases, service contracts, and agreements with employees.

     9. All ad valorem tax bills for the past two years together with any notices of proposed property taxes for the year to date.

     10. All utility bills for the past two years and year to date.

     11. A schedule setting forth the names of all present employees and their compensation.

     12. Copies of all approved Amendments to Prospectuses and copies of all written communication pertaining to the Park to and from the Florida Bureau of Mobile Homes.

     13. Copies of all written communications to and from any incorporated homeowners' association pertaining to the Park

Meadows Mobile Home Park

__________________

     14. Copies of any plans, specifications, or other drawings for the construction of improvements in the Park, including utilities.

     15. Copies of all permits and licenses required for the operation of the Park.

     16. Copies of any written communications in the past two years to and from any governmental or quasi-governmental authorities pertaining to any alleged defects, deficiencies in the operation of the Park, or non-compliance by the Park with any governmental laws or regulations.

     17. A written description of any litigation involving the ownership and operation of the Park. Said description shall cover the past two years, the present, and any threatened litigation.

     18. A copy of any environmental reports or audits pertaining to the Park within Sellers possession or control.

     19. A description of the location of any toxic or hazardous substances known to Seller to exist in the Park. If any such substances have been removed from the Park, detailed information pertaining to the removal shall be provided.

     20. Representative copies of all notices sent to tenants of changes to rent or other charges made by Park for the past three years.

     21. All books and records of Seller relating to the Property not specifically referenced above.

Meadows Mobile Home Park

__________________

                                  EXHIBIT "C"
                                  -----------

                     SCHEDULE OF TANGIBLE PERSONAL PROPERTY
                     --------------------------------------

                  [to be agreed upon during Inspection Period]

Meadows Mobile Home Park

__________________

                                  EXHIBIT "D"
                                  -----------

                               ASSUMED CONTRACTS
                               -----------------

                  [to be agreed upon during Inspection Period]

                                  LAW OFFICES
            SKELDING, LABASKY, CORRY, EASTMAN, HAUSER, JOLLY & METZ

                           A PROFESSIONAL ASSOCIATION

                              THE MADIGAN BUILDING

                            318 NORTH MONROE STREET

                          TALLAHASSEE, FLORIDA  32301



WILLIAM W. CORRY                                     SUSAN MARKS*
LINDA C. COX                                     FRANK S. MESSERSMITH*
SONYA K. DAWS                                     JOHN P. NOBLE JR.*
DAVID D. EASTMAN                                GOVERNMENTAL CONSULTANTS
BARBARA C. FROMM                                  *NOT A MEMBER OF THE
JAMES C. HAUSER       October 15, 1997                FLORIDA BAR
WARREN H. HUSBAND                          ________________________________
JOHN W. JOLLY, JR.
RONALD A. LABASKY                          MILLARD F. CALDWELL  (1897-1984)
STEPHEN W. METZ                            JOHN A. MADIGAN, JR. (1919-1984)
CARL R. PETERSON, JR.                      ________________________________
JACK M. SKELDING, JR.                           REPLY TO: P.O. BOX 969
GAYLE S. SWEDMARK                               TALLAHASSEE, FL  32302
WILLIAM R. WATERS, JR.                           TELE: (904) 222-3730
                                                 FAX:  (904) 224-6422


                 Via: Certified Mail -Return Receipt Requested
                 ---------------------------------------------

Ms. Theresa Tyrrell, President
Meadows Preservation, Inc.
2555 PGA Boulevard, #118
Palm Beach Gardens, Florida  33410

RE:  PROPOSED SALE OF THE MEADOWS MOBILE HOME PARK ("COMMUNITY")

Dear Ms. Tyrrell:

     On October 3, 1997, you were given notice of the Seller's intent to solicit purchase offers for the Community from the general public. Such notice was provided to the Meadows Preservation, Inc. (hereafter "Association"), as the Chapter 723 homeowners association pursuant to the requirements of Section 723.071, Florida Statutes.

     The Seller has determined it will modify the terms and conditions upon which it would accept a purchase offer for the Community. The mobile home owners residing in the Community, by and through Association, shall have the right to purchase the Community, provided Association meets the price, terms and conditions of Seller as contained in the letter to you from Mr. Richard S. Webb, IV, dated October 3. 1997, enclosing the Agreement of Purchase and Sale for the Meadows Mobile Home Park (hereafter the "Agreement"), as modified by the contents of this letter.

     Only those paragraphs and terms and conditions specifically mentioned

Ms. Theresa Tyrell, President
Meadows Preservation, Inc.
October 15, 1997
Page 2
________________________________________________________________________________

below are being changed. The terms of paragraphs 2.B and 29 of the Agreement are withdrawn entirely and replaced by the language quoted below. In all other respects, the Agreement remains unchanged. The revised provisions of the Agreement shall now read:

     2.   Paragraph 2.B. The provision of paragraph 2B are revised to read as
          -------------
     follows:

     2.B. Balance of Purchase Price:  The balance of the Purchase Price, subject
          -------------------------
     to the provisions and adjustments permitted or required by this Agreement against the Purchase Price, shall be paid as follows:

     (1) The sum of Two Hundred Thousand Dollars ($200,000.00) by confirmed wire transfer at Closing from the Escrow Agent. The balance of the Earnest Money shall be returned to Purchaser at Closing.

     (2) Execution and delivery of a promissory note in an amount equal to the balance of the Purchase Price after all adjustments and prorations (the "Note"), secured by an irrevocable standby Letter of Credit due and payable on January 6, 1998 (the "Letter of Credit") to be issued by either Wilmington Trust (Delaware); First Trust (Pennsylvania); or First Union Bank (Pennsylvania) (the "Bank") upon receipt of a confirmed wire transfer of said funds from Purchaser. All interest or earnings of any nature on the funds deposited with the Bank shall accrue solely to thc benefit of Purchaser. Purchaser shall pay all costs and fees charged by the Bank for its services. The security for the Note shall be the Letter of Credit, or the proceeds thereof. Seller shall not look to the property for payment. Seller shall execute such waivers as may be required by the title insurer of all legal and/or equitable claims to the Property for repayment of the Note, including, without limitation, any claim of a vendor's lien. The Note shall bear

Ms. Theresa Tyrell, President
Meadows Preservation, Inc.
October 15, 1997
Page 3
________________________________________________________________________________

          interest at the rate of 5% per annum and shall be paid in a single installment of principal and accrued interest on January 6, 1998. The Note shall be paid together with the accrued interest at 5% per annum on January 6, 1998, by Purchaser. If the Note and accrued interest are not paid in accordance with these terms, Seller may demand payment under the Letter of Credit. Upon such payment, the Note shall be deemed paid in full, satisfied, canceled and shall be returned to Purchaser. Seller shall further execute such waivers, estoppels or other instruments as Purchaser's lender may require.

          The Earnest Money and all interest thereon, all adjustments, prorations and other credits, if any, shall be credited against the cash portion of the Purchase Price at Closing with the remaining Earnest Money being returned to Purchaser at Closing.

     29.  Termination of Offer.  The offer must be executed by all parties no
          --------------------
later than November 29, 1997, at 5:00 p.m. Eastern Standard Time. If not fully executed prior to said time, then this offer shall automatically terminate.

     If you have any questions or seek additional information related to the matters discussed in this letter, you may contact the undersigned, or Richard S. Webb, IV, at the address and telephone number stated in his letter of October 3, 1997.

Ms. Theresa Tyrell, President
Meadows Preservation, Inc.
October 15, 1997
Page 4
________________________________________________________________________________

                                                   Sincerely,

                                                   /s/

                                                   Carl R. Peterson, Jr.
                                                   For Seller, HGGS Associates

CRPjr/bhc
Enclosure
xc:   HGGS Associates
      Richard S. Webb, IV, Esq.
      All Officers of the Association at addresses listed below
      (via: certified mail, return receipt requested/*regular U.S. Mail)


Ms. Barbara Harris                                 Ms. Mary Bachiochi
2555 PGA Boulevard, #209                           2555 PGA Boulevard, #112
Palm Beach Gardens, FL  33410                      Palm Beach Gardens, FL  33410

Mr. Richard McCann                  and            *Mr. Richard McCann
2555 PGA Boulevard, #119                           RR #2, Kemble
Palm Beach Gardens, FL  33410                      Ontario NOH ISO
                                                   CANADA

Mr. David McNab                     and            *Mr. David McNab
2555 PGA Boulevard, #180                           1739 Windle Drive
Palm Beach Gardens, FL  33410                      Sudbury
                                                   Ontario P8E 2Y6
                                                   CANADA

Mr. Ted Stevenson                   and            *Mr. Ted Stevenson
2555 PGA Boulevard, #89                            59 Robin Glade Drive
Palm Beach Gardens, FL  33410                      Etobicoke
                                                   Ontario M9B 2R1
                                                   CANADA

Mr. Albert Harding                                 Mr. Dan Whaley
427 Winston Road                                   2555 PGA Boulevard, #157
Marietta, GA  30064                                Palm Beach Gardens, FL  33410